Exhibit 10.3

***	Indicates omitted material that is the subject to a confidential treatment request filed separately with the United States Securities and Exchange Commission.

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 27th day of April, 2007 by and between Mannatech (International) Limited (“Buyer”), a Gibraltar corporation having its principle place of business located at 10/8 International Commercial Centre, Casemates Square, Gibraltar, and Marinova Pty. Limited (“Seller”) with its principle place of business located at Level 7, 39 Murray Street, Hobart, TAS 7000 Australia. Hereinafter, Buyer and Seller shall collectively be referred to as the “Parties.”

RECITALS

WHEREAS, Buyer develops and sells proprietary nutritional supplements and topical products through a network marketing system of independent distributors (“Associates”) throughout the United States, Canada, Australia, New Zealand, the United Kingdom, South Korea, Japan, Denmark, Taiwan, Germany, and other countries as it expands its business internationally;

WHEREAS, Seller is a leading supplier of the bioactive fractions of galacto fucan sulphate (“GFS”) glyconutrient harvested, purified, and packaged from Undaria pinnatifida, which is suitable for use in Buyer’s proprietary nutritional supplements and topical products; and

WHEREAS, Buyer desires to purchase agreed amounts of Undaria pinnatifida fucoidan (“GFS 75% powder” or the “Product”) from Seller for use in its proprietary nutritional supplements and topical products and Seller desires to supply the Product to Buyer.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows.

1.	Term.

1.1	Term. The term of this Agreement will commence on 15 August 2007 and, unless sooner terminated in accordance with this Agreement, continue through 14 August 2009 (the Term). This Agreement may only be renewed upon agreement of the parties; provided, however, that any agreement to renew this Agreement must, unless otherwise agreed, be in place no later than ninety (90) days prior to the end of the Term. The Parties agree that until such renewal agreement is in place, neither party has any obligation to renew this Agreement.

2.	Product.

2.1	Product. Seller shall sell Product to Buyer that shall meet or exceed the Product specifications (the “Specifications”) set forth in Exhibit A along with Buyer’s Quality Assurance Plan (“QAP”), which is attached hereto and incorporated by reference herein. Such Specifications may be amended by Buyer and Seller only by mutual written consent, from time to time, subject to variance within ranges of contents and other factors. From time to time, Buyer and Seller may agree on updated Specifications including but not limited to particle size and packaging preferences.

2.2	Validation of Claims. Seller shall provide to Buyer all scientific data reasonably required to substantiate product claims (if any) made by Seller. Seller and Buyer shall cooperate in all aspects as contemplated hereunder to ensure that the Product(s) comport with any and all regulatory guidelines in place by governmental authorities during the term of this Agreement but solely those regulatory guidelines relating to the supply of the Product as an ingredient and to be incorporated by Buyer for Buyer’s intended end product.

2.3	The Buyer acknowledges and agrees that it is solely responsible for the process and cost of obtaining all government and other regulatory approvals existing anywhere in the world for the development, marketing, and sale of its proprietary nutritional supplements and topical products.

2.4	Specification Documentation. Seller shall provide documents, as reasonably requested by Buyer, that describe the component and/or starting material specification and processing parameters, which include but are not limited to, solvents used, concentrations, extraction ratios, temperatures, and process flow diagrams.

3.	Quality Control; Inspection; Nonconforming Goods.

3.1	Quality Control Costs. Seller shall bear all responsibility for Product quality control, including, without limitation, costs, testing, written and electronic documentation and compliance with Product Specifications, the QAP, and applicable regulations and standards established by governmental agencies having jurisdiction over the manufacturing, processing, and packaging of the Product.

3.2	Buyer Right to Inspect. Buyer has the right to inspect and test all Product as contemplated herein, to the extent practicable, at all places and times, including the period of manufacture, and in any event prior to acceptance thereof. Representatives of Buyer may enter and inspect, as it pertains to the production of the Product, the Factory and any warehouse at which Seller has stored the Product, during the time of production or storage. The inspection may include all aspects of Seller’s manufacturing techniques, quality control, sanitation procedures, and records. Seller may restrict access by Buyer’s representatives to only those areas where the Product and ingredients and materials for the Product are processed, tested, or stored. Any such inspection or testing by Buyer shall be gratuitous and shall not (a) relieve Seller of its obligations under this Agreement; or (b) constitute acceptance by Buyer of any portion of the Product.

3.3

Replacement of Nonconforming Product. Buyer shall receive the Product subject to inspection and approval of the lot or lots, or submitted samples from the lots, by Buyer’s quality control personnel within a reasonable time after receipt. If Buyer finds that a shipment of Product fails to conform to the Specifications, quality control standards as provided by Buyer to Seller, government standards or regulations, the purchase order, or the shipment sheet attached to the shipments of Product, Buyer shall, within thirty (30) days of receipt of such shipment, notify the Seller in writing detailing such non-conformity, or in case of a latent defect, Buyer shall notify Seller in writing detailing such latent defect within six (6) months of receipt of such non-conforming shipment. Payments by Buyer for any quantity of the Product shall not constitute approval or acceptance of such Product. If any quantity of the Product is defective or does not conform to the samples, Specifications, government standards or regulations, the purchase order, or the shipment sheet attached to the shipments of Product Buyer may, at its option, reject all of such quantity, accept all of such quantity, or accept any commercial unit or units of such quantity and reject the rest. If Seller rejects all or a portion of any shipment, Seller shall, at Buyer’s sole discretion, either (a) replace the non-conforming Product at no additional cost to Buyer within ten (10) days of Buyer’s notice of non-conforming goods; or (b) refund the portion of the sales price pertaining to the non-conforming shipment applicable thereto with ten (10) days of Buyer’s notice of non-conforming goods. Seller shall assume all costs of transportation and handling both ways and/or reimburse Buyer for any such costs paid by Buyer related to any such rejected Product.

3.4	Records and Audit. Appropriate records maintained by Seller with respect to the supply of Product shall be available at all reasonable times for inspection and verification by Buyer or any of its designated agents or representatives. Buyer reserves the right, at any time, to examine Seller’s books and records related to the Product at Buyer’s expense, and Seller shall cooperate with any person making such examination on behalf of Buyer.

4.	Orders, Price and Payment.

4.1	Minimums. The Seller has agreed to sell to Buyer and Buyer has agreed to purchase from Seller the minimums at the price (the “Purchase Price”) set forth in Exhibit B during each year of the Term (Exhibit B is attached hereto and incorporated by reference herein). The Seller agrees to produce and sell such minimums to the Buyer. Unless otherwise provided herein, the Purchase Price does not include any foreign, federal, state or local sales, value added, use or other taxes, all of which shall be borne by Buyer.

4.2	Payment. Seller shall submit invoices to Buyer for the balance due on the Products when quantities of the Products are available for shipment to Buyer. The terms of payment shall be net forty-five (45) days from the date Buyer receives such invoice.

4.3	Credit. Pursuant to the terms of that certain Termination and Mutual Release Agreement dated April 27, 2007, Seller issued a credit note (the “Credit”) to Buyer. Seller shall apply the Credit by reducing the amount payable by Buyer under each Seller invoice for the Product delivered during the first twelve (12) months of this Agreement by a minimum amount of fifty percent (50%) per invoice until the Credit has been exhausted by Buyer. In the event that the Credit is not exhausted by Buyer within the first twelve (12) months of this Agreement, the Parties agree that Seller must continue to reduce the amount payable by Buyer on future invoices until the Credit is exhausted. The Parties agree that the Credit may not be redeemed by Buyer for monetary payment from Seller; provided, however, if for any reason a balance remains on the Credit at the end of the term of this Agreement, the Parties will enter into negotiations to determine how the remaining Credit balance will be disbursed to Buyer.

5.	Delivery & Shipment.

5.1	Delivery. Delivery dates and quantities of the Products shall be as set forth in Buyer’s form of purchase order(s). Seller shall provide Buyer with sufficient quantity for Seller’s batch processing, as acknowledged and approved by Seller. All quantities of the Product purchased by Buyer hereunder shall be shipped to the “Point of Delivery” as set forth in Exhibit B.

5.2

Seller Responsibilities. Seller shall be responsible for all shipping, delivery, transportation, insurance, brokerage, handling, import duty, export fees, any taxes, any governmental charges, regulatory fees, demurrage, and other costs that

Seller may incur in delivering the Products to Buyer’s Dock from Seller’s place of manufacture or distribution center. Seller shall be responsible for all customs costs and proceedings at Seller’s sole expense.

5.3	Seller Supplies. Seller shall hold back sufficient stock of Product to ensure continuous supply to meet Buyer’s requirements.

5.4	Transfer of Title; Risk of Loss. Title and risk of loss to Product shall not transfer to Buyer until the following conditions have been met: (1) the Product has cleared all customs, including without limitation, Australian and United States customs; (2) the Product is delivered to Buyer at the Point of Delivery; (3) the Product has been inspected by Buyer; (4) the entire lot of the Product meets or exceeds the agreed upon specifications; and (5) the entire lot of the Product has been approved by Buyer. Upon acceptance, Buyer shall be able to use or sell the Product without limitation in accordance with the terms of this Agreement.

5.5	Cancellation by Buyer. Upon written notice to Seller, Buyer may cancel any order, in whole or in part, that Seller has previously accepted but not yet shipped to Buyer.

6.	Exclusivity.

6.1	Buyer Exclusivity. Buyer shall have a worldwide exclusive for the Product and all GFS product ranges (all concentrations) throughout the Term of this Agreement (or any renewal thereof) in the nutritional sector provided that Buyer satisfies its obligation to purchase the minimum volume commitments set forth in Exhibit B and otherwise complies with its obligations under this Agreement. Seller shall not directly or indirectly develop, manufacture or market an “equivalent or derivative product” for any other multi-level marketing, direct-sales or similar company, or any other form of retail distributor or intermediary using the Product or other GFS product ranges during the Term of this Agreement or any renewal thereof. For the purpose of this Agreement, “equivalent or derivative product” means any product formulated by Seller that substantially replicates the Product or other GFS product ranges as to the combination of specific ingredients, nutrients, and functional features.

6.2	Seller’s Representation. Seller warrants and represents that at the time of execution of this Agreement it is in compliance with paragraph 6.1 above and further represents that it is presently under no obligation to a third party that would violate paragraph 6.1 above. Further, Buyer, subject to the terms of this Agreement, shall have an exclusive worldwide right to market the Product in the nutritional sector.

7.	Intellectual Property.

7.1	Marks. The Parties recognize that the name and/or respective marks of the other are valuable, valid and that all goodwill associated with use of such names and marks shall inure to the benefit of the respective mark owner, whether the mark is registered, pending or protected under common law or any equivalent thereof. Each party has the right to terminate this Agreement immediately in the event that the other party acts in a manner which would negatively impact the reputation or goodwill of the first mentioned party and/or of its name or marks and/or would infringe or dilute the value of that first party’s marks or which is not in compliance with applicable law in the United States or any other country in which that first party conducts business as the case may be.

7.2	Seller Representations. Seller represents and warrants that, to the best of its knowledge, the Product does not infringe the intellectual property of any third-party.

7.3	Seller Acquisition of Additional Rights. In the event that any third-party intellectual property is needed for Seller to sell the Product, Seller shall use best efforts to identify and secure any additional approvals or permissions required in connection with the production, manufacture, use or sale of the Product, at Seller’s sole expense.

7.4	Notice of Infringement by One or Both Parties. Each Party shall promptly notify the other of its knowledge of any potential claim of infringement, whether threatened or not, of any intellectual property, including, without limitation, patents, trademarks and copyrights, owned or under the control of a third party. Each Party has the right, but not the obligation, to take reasonable legal action necessary against such infringement of third party intellectual property related to the Product. Each Party agrees to render such reasonable assistance as the enforcing Party may request at the expense of the enforcing Party. Seller shall be solely responsible for all costs of defense for any claim of infringement, including without limitations, attorney’s fees, court costs, travel and related expenses, expert fees, and the like.

8.	Confidential Information.

8.1	Each party may find it beneficial to disclose to the other party certain information which may include, but is not limited to, (i) patents and patent applications, (ii) trade secrets, (iii) copyrighted information, and/or (iv) proprietary information, which may include but is not limited to discoveries, ideas, techniques, concepts, know-how, techniques, designs, specifications, drawings, maps, blueprints, diagrams, flow charts, information concerning research and development, and/or other technical, financial or business information. Such information, which may be provided in written, encoded, graphic, or other tangible form shall be deemed to be confidential and proprietary if it is clearly marked “confidential.” If the information is provided orally, it shall be deemed to be confidential and proprietary if it is so identified by the disclosing party at the time of such disclosure. Either party may confirm, within five (5) days of making oral confidential statements, that such information was confidential and proprietary. The information disclosed as set forth above shall be deemed “Confidential Information.”

8.1.1

Seller recognizes and acknowledges that Buyer’s trade name(s), trademarks, copyrights, patents, marketing plans, identity of and related information regarding its Associates, product formulations and other proprietary product information and any information relating to the management and/or operations of Buyer are valuable, proprietary assets belonging to Buyer and as such are the sole property and may constitute trade secrets of Buyer. Seller specifically agrees that it will not at any time, during or after the performance of this Agreement, in any manner, either directly or indirectly, use, divulge, disclose, or communicate to any person, firm or corporation, any Confidential Information of any kind, nature, or description concerning any matters affecting or relating to the business of Buyer. For the avoidance of doubt, in addition to the description in paragraph 8.1 above, Buyer’s Confidential Information includes but is not limited to: genealogies (being the information held by Buyer or by any current or former Associate of Buyer related to its

Associates including without limitation its relationship with each of its Associates, the Associate’s name, upline and downline, charts, and data reports), proprietary product information which may from time-to-time be made known to Seller, the names or practices of any of Buyer’s customers or Associates; Buyer’s marketing methods and related data; the names of Buyer’s vendors or suppliers; costs of materials; costs of its products generally, the prices Buyer obtains or has obtained or at which it sells or has sold its products or services; manufacturing and sales costs; lists or other written records used in Buyer’s business; compensation paid to its Associates; details of training methods; new products or new uses for old products, merchandising or sales techniques; contracts and licenses; business systems; computer programs; or any other confidential information of, about, or concerning the business of Buyer; its manner of operation or other confidential data of any kind, nature or description.

8.2	Buyer recognizes, acknowledges, and agrees that Seller’s trade name(s), trademarks, copyrights, patents, marketing plans, product formulations, know-how, compounds, products, processes, designs, production methods and techniques and other proprietary product information and any information relating to the management and/or operations of Seller are valuable, proprietary assets and Confidential Information belonging to Seller and as such are the sole property of Seller and may constitute trade secrets of Seller. Buyer specifically agrees it will not at any time, during or after the performance of the Agreement, in any manner, either directly or indirectly, use, divulge, disclose, or communicate to any person, firm or corporation, any Confidential Information of any kind, nature, or description concerning any matters affecting or relating to the business of Seller. For the avoidance of doubt, in addition to the description in paragraph 8.1 above, Seller’s Confidential Information includes but is not limited to: the names or practices of any of Seller’s customers; Seller’s marketing methods and related data; the names of Seller’s vendors or suppliers; costs of materials; costs of its products generally; the prices Seller obtains or has obtained or at which it sells or has sold its products or services; manufacturing and sales costs; lists or other written records used in Seller’s business; details of training methods, new products or new uses for old products, merchandising or sales techniques; contracts and licenses, business systems, computer programs; or any other confidential information of, about, or concerning the business of Seller, its manner of operation, or other confidential data of any kind, nature or description.

8.3	Prior to the execution of this Agreement, the Parties may have provided each other with information considered “Confidential Information.” Such information supplied prior to the execution of this Agreement shall be considered in the same manner and be subject to the same treatment as the Confidential Information made available after the execution of this Agreement.

8.4

Information shall not be considered “Confidential Information” to the extent, but only to the extent, that the receiving party can establish that such information (i) is or becomes generally known or available to the public through no fault of the receiving party; (ii) was in the receiving party’s possession before receipt from the disclosing party; (iii) is lawfully obtained from a third party who has the right to make such disclosure; (iv) has been independently developed by the receiving party without use of or reference to any Confidential Information of the disclosing party; or (v) is required to be disclosed in order to comply with applicable law or regulation or with any requirement imposed by judicial or administrative process or any governmental or court order but only to the extent required and, provided that, the recipient in each instance before making such disclosure first: (a) immediately upon receipt of such order notifies the other party of such order; and (b) cooperates with the other party in making, if available under applicable law, a good faith effort to obtain a protective order or other appropriate determination against or limiting disclosure or use of the Confidential Information, at no cost to the recipient party.

8.5	All Confidential Information shall remain the exclusive property of the disclosing party. The disclosure of Confidential Information by the disclosing party shall not constitute an express or implied grant to the recipient party, of any rights to or under the disclosing party’s patents, copyrights, trade secrets, trademarks or any other intellectual property rights. Each party shall protect the other’s Confidential Information from unauthorized dissemination and use with the same degree of care that each such party uses to protect its own non-public and confidential information, but in no event less than a commercially reasonable degree of care.

8.6	Neither party will use the other’s Confidential Information for purposes other than those necessary to directly further the purposes of this Agreement. Neither party will disclose to third parties the other’s Confidential Information without prior written consent of such other party. Upon termination of this Agreement or upon written demand of the disclosing party, the recipient party shall return (or destroy upon the direction of the disclosing party) any and all copies of the Confidential Information in its possession.

9.	Indemnification.

9.1	SELLER HEREBY AGREES TO INDEMNIFY, SAVE AND HOLD BUYER HARMLESS IN RESPECT OF ALL CAUSES OF ACTION, LIABILITIES, COSTS, CHARGES AND EXPENSES, LOSS, OR DAMAGE (INCLUDING CONSEQUENTIAL LOSS) SUFFERED OR INCURRED BY BUYER (INCLUDING REASONABLE LEGAL FEES) ARISING FROM ANY WILLFUL OR NEGLIGENT ACT OR OMISSION OF SELLER OR ITS EMPLOYEES, SERVANTS AND AGENTS ARISING FROM CONTRAVENTION BY SELLER OR ANY OF ITS EMPLOYEES, SERVANTS, AND AGENTS OF ANY OF THE TERMS AND CONDITIONS IMPOSED ON SELLER PURSUANT TO THIS AGREEMENT.

9.2	SELLER HEREBY AGREES TO INDEMNIFY, SAVE AND HOLD BUYER HARMLESS IN RESPECT OF ALL CAUSES OF ACTION, LIABILITIES, COSTS, CHARGES AND EXPENSES, LOSS, OR DAMAGE (INCLUDING CONSEQUENTIAL LOSS) SUFFERED OR INCURRED BY BUYER (INCLUDING LEGAL FEES) ARISING FROM THE INFRINGEMENT OF ANY AND ALL THIRD PARTY INTELLECTUAL PROPERTY.

9.3

BUYER SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER AND ITS AFFILIATES, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS, FROM AND AGAINST ALL CLAIMS, LIABILITIES, DEMANDS, DAMAGES, EXPENSES AND LOSSES (INCLUDING REASONABLE ATTORNEYS’ FEES AND EXPENSES) ARISING OUT OF OR CONNECTED WITH (I)

THE MANUFACTURE, USE, SALE OR OTHER DISPOSITION OF BUYER’S GOODS THAT INCLUDE THE PRODUCT; (II) ANY BREACH BY BUYER OR ITS EMPLOYEES OF ANY OF ITS RESPECTIVE OBLIGATIONS UNDER THIS AGREEMENT. THIS SECTION WILL NOT BE CONSTRUED TO LIMIT OR EXCLUDE ANY OTHER CLAIMS OR REMEDIES THAT BUYER OR SELLER MAY ASSERT UNDER THIS AGREEMENT OR BY LAW.

10.	Representations and Warranties; Insurance.

10.1	Seller warrants and represents to Buyer that it has established procedures for the manufacture and supply of the Product and that all Product sold by Seller pursuant to this Agreement will conform to the quality Specifications set forth in Exhibit A and/or the QAP.

10.2	Organization. Each of Buyer and Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation as to the United States or as to the region in which it does business and has full power and authority to carry on its business as now being conducted.

10.3	Seller Authorization and Agreement. The execution, delivery and performance of this Agreement by Seller and Buyer have been authorized by all necessary corporate action. The consummation of the transactions contemplated by this Agreement will not result in the breach of, or constitute a default under, any indenture, mortgage, note, agreement or other financing agreement to which Seller or Buyer is a party or to which the properties or rights of the Seller or Buyer are subject and will not be in violation of the rights of any other party

10.4	General. Each of the Parties hereby represents and warrants: (i) the Agreement is a legal and valid obligation binding upon such party and enforceable in accordance with its terms; (ii) the execution, delivery, and performance of the Agreement by such party does not conflict with any agreement, instrument, or understanding (oral or written), to which it is a party or by which it is bound; and (iii) the Agreement does not violate any law or regulation of any court, governmental body, or administrative or other agency having jurisdiction over it.

10.5	Insurance. The Seller represents and warrants that it has in place the following insurance coverage and that if requested by the Buyer, satisfactory and acceptable evidence of such policies will be provided. The Seller agrees to nominate the Buyer and its subsidiaries as interested parties on each of the relevant policies within thirty (30) days if such request is made. All coverage is in Australian Dollars.

10.5.1	General and Public Liability. AUD$5,000,000 Combined Single Limit for Bodily Injury and Property Damage, including Product Liability applicable to Australia and New Zealand.

10.5.2	Auto Liability. AUD$30,000,000 Combined Single Limit for Bodily Injury and Property Damage. Policy shall include owned and blanket non-owned vehicles and hired coverage.

10.5.3	Worker’s Compensation. Seller shall have and keep at all times a full statutory policy.

10.5.4	Commercial Umbrella Liability. If requested, the Buyer will assist the Seller in obtaining other insurances as considered necessary, including Public and Product Liability coverage in countries other than Australia and New Zealand.

10.6	Validity and Enforceability. This Agreement is valid and enforceable against Seller and Buyer in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally. The execution, delivery and performance of this Agreement does not violate any law or rule or regulation or give rise to a cause of action in favor of any person which will result in any liability to any of the Parties.

10.7	No Breach. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will: (i) violate any provision of the Articles of Incorporation or By-Laws of either the Buyer or Seller; (ii) violate, conflict with or result in the breach or termination of, or otherwise give any other contracting party the right to terminate or constitute a default (by way of substitution, novation or otherwise) under the terms of any mortgage, lease, bond, indenture, agreement, franchise or other instrument or obligation to which either Seller or Buyer is a party or by which it may be bound or by which any of the property or assets of either Seller or Buyer may be bound or materially affected; (iii) result in the creation of any lien, charge or encumbrance upon the assets or properties of either the Seller or Buyer as it relates to its business or the pending businesses of either Party; (iv) violate any judgment, order, injunction, decree or award of any court, arbitrator, administrative agency or governmental body against, or binding upon either Seller or Buyer or upon the property, assets or business of Seller or Buyer; or (v) constitute a violation by either Seller or Buyer of any law or regulation of any jurisdiction as such law or regulation relates to it or to the property or business of Seller or Buyer, as applicable.

10.8	Compliance with Laws. The business and operations of each party and any of their affiliates or subsidiaries, if any, have not been, and are not, conducted in violation of any applicable judgment, order, injunction, award, tariff or decree. Neither Seller nor Buyer has received notice of, nor has any knowledge of or any reasonable grounds to know after due inquiry that its business and operations have not been and are not conducted in violation of any federal, state or local law, ordinance, regulation, or any other requirement of any governmental body, court, or arbitrator applicable to either party or pursuant to which either the Seller or Buyer conducts its business and operations. Both Parties have all permits, licenses, orders, authorizations, and/or approvals of any federal, state, local or foreign governmental or regulatory body to carry on its business in the places and in the manner now and heretofore conducted, and all such licenses, authorizations and permits are in full force and effect. Neither Party has received notice of nor has any knowledge of or any reasonable grounds to know after due inquiry that its business and operations have not and are not conducted in material violation of any such licenses, authorizations, and/or permits, and no proceeding is pending or threatened to revoke or limit any such licenses, authorizations and/or permits.

10.9	Suppliers and Customers. Each Party hereby represents and warrants that its relationship with its suppliers and customers is generally good. No material customer or supplier has cancelled or otherwise terminated, or threatened to cancel or otherwise terminate its relationship with either Party or has actually notified that it will decrease its services or supplies to either Party.

11.	Termination.

11.1	Termination by Seller.

11.1.1	Termination with Cure Period. Upon the occurrence of any of the events specified below, Buyer shall be in default of this Agreement and Seller shall have the right to terminate this Agreement upon ninety (90) days’ prior written notice (the “Cure Period”) to Buyer specifying the default. Termination shall be effective upon the expiration of the applicable Cure Period if Buyer fails to cure the default. It shall be a breach of this Agreement and constitute good cause for termination of the Agreement if Buyer:

(i)	fails to purchase the quantities of Product specified in this Agreement;

(ii)	refuses or otherwise fails to promptly pay when due any monetary obligation to Seller under this Agreement; or

(iii)	fails to comply with any other provision of this Agreement.

11.1.1.1	Notwithstanding anything contained herein to the contrary, Seller shall not have the right to terminate this Agreement if the corrective action necessary to cure such default cannot be completed within the Cure Period; provided, however, that Buyer (i) has, within the Cure Period, initiated the necessary action required to cure such default; and (ii) shall thereafter earnestly and continuously proceed to complete the corrective action necessary to cure the default.

11.1.2	Immediate Termination. Seller may immediately terminate this Agreement effective upon receipt of written notice to Buyer upon the occurrence of any one of the following events:

(i)	Buyer voluntarily seeks protection under any federal or state bankruptcy laws;

(ii)	a petition for bankruptcy or the appointment of a receiver is filed against Buyer and is not dismissed within thirty (30) days thereafter;

(iii)	Buyer makes any assignment for the benefit of its creditors; or

(iv)	Buyer ceases doing business.

11.2	Termination by Buyer. Buyer will have just cause to terminate this Agreement immediately upon written notice to Seller or to refuse to renew this Agreement, without judicial or administrative notice or resolution, upon the occurrence of any termination event specified below or elsewhere in this Agreement.

11.2.1	Breach. Seller or any of its employees breaches any obligation under this Agreement and fails to cure the breach to Buyer’s satisfaction within ninety (90) days after Buyer demands its cure in writing.

11.2.2

Normal Business. Seller ceases to conduct business in the normal course; becomes insolvent; enters into suspension of payments, moratorium, reorganization, or bankruptcy; makes a general assignment for the benefit of creditors; admits in writing its inability to pay debts as they mature; suffers or permits the appointment of a receiver for its business or assets; or avails itself of or becomes subject to any other judicial or administrative proceeding that relates to insolvency or protection of creditors’ rights.

11.2.3	Failure to Meet Specifications. The Product fails to meet the Specifications set forth in Exhibit A or the quality control standards as Buyer may provide to Seller from time to time. Seller shall have fifteen (15) days to cure such breach upon written notice from Buyer to Seller specifying the breach and affording Seller the opportunity to cure.

11.2.4	Illegality. If, in the Buyer’s sole discretion, continued use of the Product would result in harm to its consumers, give rise to a regulatory investigation or is otherwise determined to be illegal or unsafe for human consumption in any country, region, or territory in which Buyer distributes its proprietary supplements and topical products that utilize the Product.

11.2.5	Fair Trade Practices. The Seller shall at all times comply with international fair trade practices. Buyer shall have the right to terminate this Agreement upon seven (7) days’ prior written notice to Seller or representative in the event that Seller, its officers, executives, partners, directors, principals, employees, attorneys or agents, does any of the following: (i) engages in illegal, immoral, or criminal conduct resulting in a criminal indictment with a substantial likelihood of conviction; (ii) misrepresents or conceals anything in its background that could be detrimental to the value of Buyer’s goodwill, name, reputation or stock; (iii) engages in conduct contrary to the best interests of Buyer; (iv) engages in conduct that offends the sensitivities of a portion of the population, including, without limitations, use of child labor, acts contrary to international standards for the treatment of employees or the environment, abrogates the rights of employees to congregate and the like; or (v) engages in any conduct, whether intentional or not, that may bring Buyer or its Associates into public disrepute.

11.2.6	Termination Due to Regulatory Requirements. Buyer may terminate this Agreement in the event that government regulatory requirements, state or federal, or Buyer’s specifications, including but not limited to quality assurance, good manufacturing practices and legality for sale, are not met regarding product and manufacturing, such determination at its sole discretion.

11.2.7	Termination for Failure to Meet Buyer’s Production Requirements. Buyer may terminate this Agreement if Seller is unable to meet the Buyer’s minimum production requirements or if Seller is unable to meet the Buyer’s reasonable future requirements.

12.	Consequences of Termination.

12.1	Termination Obligations. Without waiving any rights or remedies a party may have hereunder, upon the expiration or termination of this Agreement, all rights granted to either party hereunder will immediately cease, and the Parties will: (i) promptly return or at disclosing party’s request promptly destroy all Confidential Information in accordance with the terms of this Agreement; (ii) cease any and all use of the other party’s trademarks, trade names, or other designations as may have been permitted under this Agreement; and (iii) otherwise cooperate with the other party to terminate relations in an orderly manner.

12.2	Payments. Buyer shall pay Seller all due and outstanding amounts owed up to the date of termination. There shall be no liquidated, consequential or incidental damages or payments due of any kind.

13.	Notice.

Any notice or other communications between the Parties hereto shall be sufficiently given if sent by international delivery, if to Buyer addressed to it at 600 South Royal Lane, Suite 200 Coppell, Texas 75019, Attention: Director of Purchasing (with a copy to Mannatech, Incorporated, Attn: General Counsel at same address); or if to Seller addressed to it at Level 7, 39 Murray Street, Hobart, TAS 7000 Australia, Attention: The Managing Director, or to other such addresses hereafter designated in writing by one party to the other. Notices sent by international delivery shall be deemed to be received (3) days after the date of forwarding the same. For the purposes of this Agreement, “business day” shall refer to a day in which trading banks are open for business.

14.	Attorney’s Fees.

In the event any party hereto shall institute an action, including arbitration pursuant to Section 18 of this Agreement, to enforce any rights hereunder, the prevailing party in such action shall be entitled, in addition to any other relief granted, to reasonable attorneys’ fees and costs.

15.	Severability.

Any portion of this Agreement which may be prohibited or unenforceable in any applicable jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, but shall not invalidate the remaining portions of such provisions or the other provisions hereof or affect any such provisions or portion thereof in any other jurisdiction.

16.	Modification.

This Agreement and the Exhibits attached hereto may be revised from time to time and can be modified by mutual written agreement of the Parties.

17.	Waivers.

Any failure by any of the Parties to comply with any of the obligations, agreements or conditions set forth in this Agreement may be waived by the other party, but any such waiver will not be deemed a waiver of any other obligations, agreement or conditions contained herein.

18.	Arbitration.

Any controversy or claim arising out of or relating to this Agreement or the existence, validity, breach or termination thereof, whether during or after its term, will be finally settled by compulsory arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Commercial Arbitration of the American Arbitration Association (“AAA”); provided, however, that in the event of any such controversy or claim: (i) neither party will initiate arbitration within the first thirty (30) days after the aggrieved party first notifies the other party of the controversy or claim; and (ii) during such thirty (30) day period, the chief executive officers of both parties convene at least once in Dallas, Texas, to endeavor in good faith to amicably resolve the controversy or claim.

To initiate arbitration, either party will file the appropriate notice at the appropriate Regional Office of the AAA. The arbitration proceeding will take place during a period not exceeding three (3) days. The arbitration panel will consist of three (3) arbitrators, one arbitrator appointed by each party and a third neutral arbitrator appointed by the AAA. Any communication between a party and any arbitrator will be directed to the AAA for transmittal to the arbitrator.

The arbitral award will be the exclusive remedy of the parties for all claims, counterclaims, issues or accountings presented or plead to the arbitrators. The award will (i) be granted and paid in U.S. Dollars exclusive of any tax, deduction or offset and (ii) include interest from the date of breach or other violation of the Agreement until the award is fully paid, computed at the then-prevailing LIBOR rate. Judgment upon the arbitral award may be entered in any court that has jurisdiction thereof. Any additional costs, fees or expenses incurred in enforcing the arbitral award will be charged against the party that resists its enforcement.

19.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same document.

20.	Compliance.

Each party will comply with all laws relating to the performance of this Agreement including federal and state laws, rules and regulations and represents and warrants that execution of this Agreement and performance of its obligations under this Agreement does not and will not breach any other agreement to which it is or will be a party, including but not limited to any agreements with its customers or third-parties.

21.	No Agency.

Neither party shall purport or shall be deemed an agent, employee, partner, or joint venture with the other party.

22.	Governing Law.

The Parties hereto agree that this Agreement shall be enforced and governed by the laws of the State of Texas without regard to the conflicts of law principals. Each party consents to personal jurisdiction in Dallas County, Texas, for any action to enforce arbitration including any further rules provided for emergency or extraordinary relief, as to this Agreement.

23.	Authority.

The Parties represent that they have full capacity and authority to grant all rights and assume all obligations they have granted and assumed under this Agreement.

24.	Assignment.

This Agreement and the rights hereunder may not be assigned by any party (except by operation of law) without prior written consent of the other party, but, subject to the foregoing limitation, this Agreement shall be binding and inure to the benefit of the respective successors, assigns, and legal representatives of the Parties. Notwithstanding anything contained herein to the contrary, either party may assign its interest in this Agreement to a parent, subsidiary, or other affiliate without the prior consent of the other party.

25.	Force Majeure.

Neither party shall be liable for any failure, inability or delay to perform hereunder, if such failure, inability or delay is due to war, strike or other labor stoppage or slowdown, flood, fire, explosion or accident, transportation stoppage, materials shortage, government law, order or regulation, or energy allocation or shortage. If delay or failure caused by such force majeure condition shall continue for more than ninety (90) days, either party shall have the right, at its sole discretion, to terminate this Agreement, by giving notice to the other of its election to terminate. For the purposes of this Agreement, the term “force majeure” shall mean any event beyond the control of the Parties, including, without limitation, fire, flood, riots, strikes, epidemics, war (declared or undeclared and including the continuation, expansion or new outbreak of any war or conflict now in effect), terrorist acts, export controls, embargoes, changes in government and governmental actions or decrees, including without limitations regulatory interventions, regulatory approvals and the like.

26.	Captions.

The headings of the sections in this Agreement are intended solely for convenience of reference and are not intended and shall not be deemed for any purpose whatsoever to modify or explain or place constriction upon any of the provisions of this Agreement.

27.	Incorporation of Recitals.

The recitals of this Agreement shall be construed and interpreted as comprising an essential portion of this Agreement.

28.	Schedules and Attachments.

The schedules and attachments attached to or to be attached to this Agreement shall form an integral part of the same.

29.	Non-Competition.

During the term of this Agreement, neither Seller, nor a “Related Entity” of Seller, shall serve as manufacturer, distributor, marketing or sales representative of any end-product that is directly competitive with Buyer’s proprietary nutritional supplements and topical products without first obtaining Buyer’s written consent. For the purpose of this clause a “Related Entity” means either a holding company or a subsidiary company of Seller.

30.	Independent Judgment.

The Parties acknowledge that: (a) they have read this Agreement; (b) they understand the terms and conditions of this Agreement; (c) they have had the opportunity to seek legal counsel and advice; (d) they are of equal bargaining power; and (e) they have relied on their own judgment in entering into this Agreement, as such, none of the sections, paragraphs or clauses contained herein may be construed to the disadvantage of a party because that party was responsible for its preparation.

31.	Publicity of Agreement.

This Agreement is confidential. Neither party shall engage in any type of publicity in any way connected with this Agreement without the other party’s prior written approval, which approval shall not be unreasonably withheld. However, approval to disclose is hereby given by both parties to the extent required for compliance with any governmental rule, regulation or other requirement. In the event of any disclosure, the publishing party shall furnish a copy of such disclosure to the other party.

32.	Entire Agreement.

Subject to the Buyer agreeing to product and quality control standards, this Agreement and its exhibits constitute the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understanding of the Parties, and there are no representations, warranties, or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth herein. No supplement, modification, amendment, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties hereto. In the event of any inconsistency between the terms of any purchase order and this Agreement, the terms of this Agreement will prevail.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date first written above.

Buyer:

Mannatech, Incorporated

By:	/s/ Terry Persinger

Name: Terry Persinger

Its: President and Chief Operating Officer

Signed:	May 7, 2007

Seller:

Marinova Pty Limited

By:	/s/ Paul Earrott

Name:	Paul Earrott

Its:	Managing Director

EXHIBIT A

SPECIFICATIONS AND

QUALITY ASSURANCE PLAN

Quality Assurance Plan (QAP)

For

Undaria 75% Galactofucan Sulphate (GFS) Powder

Description of Product

Undaria pinnatifida (undaria), is an algae harvested in the waters of Tasmania, Australia and Argentina. The algae are oven dried, GFS is extracted using water, filtered, concentrated and freeze dried. Marinova Pty Ltd, the supplier of the ingredient, is located in Hobart, Tasmania. They harvest and dry the algae. The extraction and concentration may be performed at their own facility or contracted out to New Zealand Pharmaceuticals, a GMP processing plant in New Zealand.

Quality Assurance Requirements

An effective QAP must be maintained by Marinova to manage, perform and verify all work affecting quality of the product. This plan describes the minimum quality assurance requirements that the company must implement in the manufacture, packaging and testing of the product. The QAP consist of the quality assurance controls necessary to produce a product that consistently meets the predetermined specifications as described in appendix A of this document. The plan should at a minimum describe how the company implements the following requirements.

•

Personnel – roles and responsibilities of personnel involved in production and quality control of the product are clearly defined and there is adequate number of staff with the education and experience to perform assigned tasks.

•	Facilities – must be of adequate size and be maintained in a clean and orderly manner to avoid mix-ups and cross contamination.

•	Equipment – must be properly maintained and cleaned and sanitized to avoid contamination with lubricants, metals, other foreign substances and microbiological organisms.

•

Procedures – Established procedures for the manufacture and testing of the product. Lot history records (batch records) must be prepared for each lot of product manufactured. Any changes in the manufacturing and testing of the product that affects product specification will be reported to Mannatech for their approval.

•

Raw materials and components – only approved raw materials and components that have met established quality specifications may be used in the manufacture of the product. Specifications for these materials must be pre-established.

•	Calibration – a program must be established that ensure that gauges temperature devices, scales and testing equipment are properly functioning.

•	Audits and inspections – The company policy on audits and inspections allows for Mannatech to audit the processing steps as it impacts product quality.

•	The company must maintain a lot numbering system that allows for traceability of the product in case of recall.

•	Shelf life – data supporting the products shelf life must be available and periodically verified.

•	A lot specific certificate of analysis must be provided detailing the individual lot results as listed in the product specification appendix must be provided with each shipment.

A-1

Appendix A

Undaria 75% Powder Raw Material (Galactofucan Sulphate) PS# 1001)

Marinova Code Number :                                          Lot Number:

General Requirements:

Marinova is responsible for assuring that the Undaria is produced using approved manufacturing procedures and applicable GMPs and must meet the specifications as stated below.

TEST	SPECIFICATION	TEST METHOD	RESULTS
Physical

Appearance	Light brown to pinkish brown powder substantially free of foreign matter	Visual

Moisture (LOD)	Less than 10% (w/w)	USP LOD

Identification	Conforms to reference standard IR spectrum	IR Analysis

Bulk density	0.4 – 0.6 g/ml (tentative)	USP untapped method

Particle size	Not less than 90% pass through a 50 mesh (300 um)	USP

Chemical

Galactofucan Sulphate	Not less than 75% (tentative)	Manufacturer’s procedure

Iodine	Not more than 30ppm	AOAC

Total Ash	Not more than 30%	AOAC

Total Free Sugar	Less than 0.3%	AOAC

Mineral Profile

Calcium Magnesium Phosphorus Potassium Sodium	Information only	ICP

Inorganic arsenic	Less than 3 ppm	EPA
Total arsenic	Less than 10 ppm

Heavy Metals as Lead	Less than 10 ppm	EPA

Pesticides	Less than 10 ppm	FDA

Microbiology

Aerobic Plate Count	Less than 5000 cfu/g	Current Version of USP

Coliforms	Less than 3 mpn/g	Current Version of USP

Yeast & Mold	Less than 100 cfu/g	Current Version of USP

E. coli	Negative	Current Version of USP

Salmonella	Negative	Current Version of USP

Staphylococcus aureus	Negative	Current Version of USP

Pseudomonas aeruginosa	Negative	Current Version of USP

Packaging- The raw material must be double bagged in polyethylene bags and shipped in fiber drums appropriately labeled with product name, lot number and expiration date.

A-2

EXHIBIT “B”

PRODUCT AMOUNT AND PRICE

	Minimum Purchase	USD Price per Kilogram Sea Freight (Point of Delivery: Los Angeles)	USD Price per Kilogram Air Freight (Point of Delivery: Dallas)
Year of the Agreement*	Kilograms	(GFS 75%)	(GFS 75%)
Year 1	***	***	***
Year 2	***	***	***

*	Year 1 means 15 August 2007 through 14 August 2008
Year 2 means 15 August 2008 through 14 August 2009

B-1